EXHIBIT 10.12

Description of Executive Management Incentive Plan for 2004 (awards payable in 2005)

        During 2004, German American Bancorp (the “Corporation”) continued to maintain an Executive Management Incentive Plan for certain key officers, including the executive officers who will be named in the Summary Compensation Table that will be included in the Corporation’s proxy statement for its annual meeting of shareholders to be held April 28, 2005 (the “2005 Proxy Statement”). Under this Plan, the Corporation pays additional compensation in the form of annual cash incentive awards and option grants, contingent upon the achievement of certain goals. The Human Resources Committee of the Board of Directors of the Corporation assigns each officer a “scorecard” under the Plan, which establishes specific corporate and shareholder-related performance goals balanced by the officer’s area of responsibility, his or her business unit, and his or her expected individual level of contribution to the Corporation’s achievement of its corporate goals. Cash incentive payments that are authorized to be paid to eligible executive officers under the Executive Management Incentive Plan are payable in quarterly installments during the year following the year in which the services were performed, and are contingent only upon such executive officer’s continued employment with the Corporation through the date of payment of each quarterly installment.

Cash Incentive Awards

        In the first quarter of 2005, the Board, upon the recommendation of the Human Resources Committee, determined the cash incentive award amounts payable in 2005 to the executive officers, including the CEO, for their services during 2004, and such amounts will be included in the 2004 information in the Summary Compensation Table included in the 2005 Proxy Statement. The Human Resources Committee’s recommendations were based on the Human Resources Committee’s assessment of the degree to which the corporate and personal goals established by the 2004 scorecards of the executive officers were achieved. According to the CEO’s 2004 scorecard, the CEO’s targeted cash incentive payment was equal to 50% of his 2004 base salary (representing a targeted cash payment of $112,500), and could have been more or less depending upon the extent to which the Human Resources Committee determined that the targeted criteria were exceeded or not satisfied in whole or in part. Under the scorecard, 75% of the targeted cash incentive payment was to be determined by the Corporation’s 2004 performance as measured against certain corporate financial targets (relating to return on equity, revenue growth and earnings per share growth), and the remaining 25% was to be determined in the discretion of the Human Resources Committee in view of the CEO’s overall performance, without necessarily referring to any objective performance measure. The Corporation did not achieve the level of financial performance required for payout under the financial formula portion of the CEO’s scorecard in 2004. The Human Resources Committee, based on its determination that the CEO’s personal performance merited payment under the discretionary portion of the targeted cash incentive payment, recommended to the Board that the CEO’s 2004 incentive cash award be fixed at 31% of the targeted amount (resulting in a incentive cash award of $35,213).

        Also in the first quarter of 2005, the Board, upon the recommendation of the Human Resources Committee, approved the payment to other executive officers of cash incentive payments based on the discretionary portion of the targeted cash incentive payments established by their respective 2004 scorecards. The Corporation did not achieve the level of consolidated company financial performance required for payout under the financial formula portion of the scorecards of executive officers in 2004.

Stock Option Awards

        The Corporation’s 1999 Long Term Equity Incentive Plan (the “1999 Plan”) provides for the award of incentive and non-qualified stock options and other equity-based awards. The purpose of granting options is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards. The exercise price of these stock options is fixed at a price that is equal to or more than the estimated fair market value of a Common Share of the Corporation on the date of grant. The Stock Option Committee of the Board of Directors administers the 1999 Plan and the Corporation’s prior stock option plan.

        As part of its duties under the 1999 Plan, the Stock Option Committee considers and approves the grants of new stock options that are earned annually by executive officers under the terms of the Executive Management Incentive Plan. The numbers of shares covered by the new stock option grants awarded each year under the Executive Management Incentive Plan are determined pursuant to the prior year’s scorecards. Scorecard target amounts of stock options are established by the Stock Option Committee based upon the executive officer’s level of responsibility, and are earned in proportion to the extent to which the Corporation has achieved certain corporate financial targets (relating to return on equity, revenue growth, and earnings per share growth) on an average basis over the three-year period ending in the year for which the scorecard is established. The Stock Option Committee does not vary the number of shares covered by any grant of options to an executive officer that are earned pursuant to the scorecard corporate financial targets established under the Executive Management Incentive Plan based on discretionary factors. New stock option grants made under the Executive Management Incentive Plan terminate on the fifth anniversary of date of grant and become exercisable (subject to continued employment and usual and customary acceleration and forfeiture provisions) in 20 percent increments on each of the five anniversaries of the date of grant.

        Employees and others who hold options that have been granted under the 1999 Plan and the Corporation’s prior stock option plan (including the executive officers of the Corporation) are automatically entitled by the terms of their original options, without the exercise of any discretion by the Stock Option Committee, to receive “replacement options” if and to the extent that they tender Common Shares of the Corporation in payment of the exercise price of the original options. For a more detailed description of the Corporation’s replacement option program, see note 1 to the table headed “Option/SAR Grants in Last Fiscal Year” (the “Option Grant Table”) that will be included in the Corporation’s 2005 Proxy Statement.

        During 2004, the Stock Option Committee granted new options to each of the Corporation’s executive officers under the Executive Management Incentive Plan, based on the extent to which the scorecard financial targets of the Corporation for the three-year period ended December 31, 2003 were met. Details regarding these 2004 grants (and additional grants of replacement options made during 2004) will be included in the table headed “Option/SAR Grants in Last Fiscal Year” that will be included in the Corporation’s 2005 Proxy Statement.